Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of Aspiriant Real Assets Fund (formerly Aspiriant Risk-Managed Real Assets Fund), which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
July 28, 2025